Exhibit 10.9

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

REVOLVING CREDIT AGREEMENT

Dated as of September 27, 2011

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent,

and

SUNPOWER CORPORATION,
as Borrower

ARTICLE III Representations and Warranties		38

SECTION 3.01.	Organization; Powers	38

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

Page

SECTION 5.12.	Minimum Consolidated Liquidity	45

SCHEDULES:
Schedule 1	Commitment Schedule
Schedule 2	Permitted Encumbrances
Schedule 3	Subsidiaries

EXHIBITS:
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Financial Officer’s Certificate
Exhibit D	Form of Closing Date Certificate
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Promissory Note
Exhibit G	Form of Opinion of Counsel to the Borrower
Exhibit H	Form of Comfort Letter

-iii-

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of September 27, 2011 is made by and among SunPower Corporation, a Delaware corporation (the “Borrower”), the financial institutions parties hereto from time to time (the “Lenders”), and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (the “Agent”).

The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date in an initial aggregate principal amount at any time outstanding not in excess of $275,000,000.  The proceeds of the Revolving Loans are to be used for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.         Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for any Interest Period, the rate per annum equal to the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Agent.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Agent Fee Letter” means that certain Fee Letter dated September 26, 2011 by and between the Borrower and the Agent.

“Agent Fees” has the meaning assigned to such term in Section 2.10(b).

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the LIBO Rate for a period of one month commencing on such day (which rate shall in no event be less than zero) plus 1%.  If the Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Revolving Credit Commitment) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Total Revolving Credit Commitment) of all Lenders.

“Applicable Rate” means, for any day, (a) with respect to any LIBO Rate Loan, 1.50%, (b) with respect to any ABR Loan, 0.50%, and (c) with respect to the Commitment Fees, 0.25%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.

“Business Day” means a day of the year other than (a) Saturdays, (b) Sundays or (c) any day on which banks are required or authorized by law to close in either or both of New York or Paris, France; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means Total S.A. shall fail to directly or indirectly beneficially own or control at least 40% of the voting power represented by the issued and outstanding Equity Interests of the Borrower and no Person (other than Total S.A. or any Total S.A. controlled entity) shall beneficially own or control such voting power in an amount exceeding that of Total S.A.

“Change in Control Amendment” means a Change in Control Amendment implementing the adoption of a Substitute Basis.

“Change in Control Amendment Date” has the meaning assigned to such term in Section 2.20(b).

“Change in Law” means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or

(c) compliance by the Agent or any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by the corporation controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority (provided that compliance with such request, guideline or directive is in accord with the general practice of Persons to whom such request, guideline or directive is intended to apply) made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class,” when used in reference to any Loan or Borrowing hereunder, refers to whether such Loan is, or the Loans comprising such Borrowing are, a Revolving Loan or an Other Revolving Loan.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any references to any Code section shall include references to the Treasury Regulations promulgated thereunder.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Schedule” means the Schedule attached hereto as Schedule 1 and identified as such.

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Defaulting Lender” means any Lender that (a) defaults in its obligation to extend credit required to be extended by it hereunder, (b) has notified the Agent or the Borrower in writing that it does not intend to satisfy any such obligations or has made a public statement with respect to any such obligations hereunder or generally with respect to all agreements in which it commits to extend credit or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a direct or indirect parent company of such Lender or solely because a Governmental Authority holds or acquires Equity Interests in such Lender or has been appointed as receiver, conservator, trustee or custodian for such Lender or its direct or indirect parent company, such Lender shall not be a “Defaulting Lender” if and for so long as such Lender confirms in writing, upon request by the Agent, that it will continue to comply with its obligations to make Loans required to be made by it hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries on a consolidated basis and without duplication, with each component thereof determined in accordance with GAAP consistently applied by the Borrower for such period (except as otherwise required by GAAP):  (a) consolidated net income; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring charges and any non-cash charges resulting from application of GAAP insofar as GAAP requires a charge against earnings for the impairment of goodwill and other acquisition related charges to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of equity or equity-based awards to officers, directors, employees and consultants of the Borrower and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to negative mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (i) non-cash charges arising from changes in GAAP occurring after the date hereof; less (j)(x) non-cash adjustments related to positive mark-to-market valuation adjustments as may be required by GAAP from time to time and (y) any non-recurring or extraordinary gains; less (k) other quarterly cash and non-cash adjustments that are deemed by the Controller and Chief Financial Officer of the Borrower not to be part of the normal course of business and not necessary to reflect the regular, ongoing operations of the Borrower and its Subsidiaries.  As used in this definition, “non-cash charge” shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, or (c) an Approved Fund; provided that neither the Borrower nor any Affiliate thereof shall qualify as an Eligible Assignee.

“Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001 of ERISA, or that, together with the Borrower, is treated as a single employer under Section 414(b), or (c), (m) or (o) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) a determination that any Plan or Multiemployer Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA), or (i) the filing of a notice of intent to terminate or the termination of any Plan under Section 4041(c) of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Lender, any U.S. Federal withholding Taxes attributable to such Lender’s failure to comply with Section 2.15(f), (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.17(b), any U.S. Federal withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a) and (e) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Facilities” means (a) the Credit Agreement dated October 29, 2010, as amended, by and among the Borrower, SunPower Corporation, Systems, SunPower North America, LLC, Union Bank, N.A., as administrative agent, and the lenders party thereto, and (b) the Revolving Credit Agreement dated as of November 23, 2010, as amended, among the Borrower, SunPower Corporation Malta Holdings Limited and Société Générale, Milan Branch.

“Exiting Lender” means a Lender who declines to participate in making Revolving Loans available on a Substitute Basis.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Borrower.

“Fee Letter” means (i) that certain Fee Letter dated September 26, 2011 by and among the Borrower and the Agent and (ii) the Agent Fee Letter.

“Fees” means the Commitment Fees and the Agent Fees.

“Financial Indebtedness” of the Borrower and any of its Subsidiaries shall mean, without duplication, all Indebtedness of such Person other than (i) all obligations to pay the deferred purchase price of property or services, (ii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iii) Indebtedness in connection with the factoring of the accounts receivable of the Borrower or any Subsidiary in respect of rebates from U.S. Governmental Authorities pursuant to the Tech Credit Agreement in the ordinary course of business, (iv) intercompany liabilities (but including liabilities to a non-Subsidiary Affiliate) maturing within 365 days of the incurrence thereof, (v) non-recourse indebtedness, and (vi) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (v) above.

“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Closing Date, (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time, and (c) solely with respect to computations of the financial covenant contained in Section 5.02, subject to the proviso in Section 1.05.

“Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Historical Financial Statements” has the meaning assigned to such term in Section 3.04.

“Incremental Lender” means (i) each Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan and (ii) each Lender with an Other Revolving Credit Commitment or an outstanding Other Revolving Loan.

“Incremental Revolving Credit Amount” means, at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate amount of all Incremental Revolving

Credit Commitments and Other Revolving Credit Commitments established prior to such time pursuant to Section 2.19.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Lenders.

“Incremental Revolving Credit Borrowing” means a Borrowing comprised of Incremental Revolving Loans.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).

“Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds), and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 9.11.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date (or, in the case of any Other Revolving Loan, the final maturity date thereof as specified in the applicable Incremental Revolving Credit Assumption Agreement) and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day).

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by each relevant Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Interest Period, the rate which is quoted for that Interest Period on the relevant page on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) at or about 11.00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period as being the interest rate offered in the London Interbank Market for deposits in the relevant currency for the same period as the relevant Interest Period (or, if the periods are not the same, such rate determined by the Agent by reference to the rates offered for the next longest period to the Interest Period, if any); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Agent to be the average of the rates per annum at which deposits in the relevant currency are offered for such relevant Interest Period by the Reference Banks at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.  If the LIBO Rate (as determined pursuant to the foregoing provisions of this definition) for any Interest Period is below zero, then the LIBO Rate for such Interest Period shall be deemed to be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance,

deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Fee Letter and any promissory notes issued pursuant to this Agreement.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of the Borrower to perform its obligations under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Revolving Loans) for borrowed money (including notes, bonds and other similar instruments) and reimbursement obligations in respect of drawn letters of credit of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount outstanding exceeding $50,000,000.

"Material Subsidiary" means each Subsidiary now existing or hereafter acquired or formed by the Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recently completed fiscal year accounted for 10.0% or more of the consolidated revenues of the Borrower and its Subsidiaries or (ii) as at the end of such fiscal year, was the owner of assets with a book value equal to or greater than 10.0% of the book value of the consolidated assets of the Borrower and its Subsidiaries.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA then, or at any time during the previous five years maintained for, or contributed to (or for which there was an obligation to contribute) on behalf of, employees of the Borrower or any ERISA Affiliate.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligations” means all obligations, liabilities, and Indebtedness of every nature of the Borrower from time to time owing to the Agent or any Lender, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Other Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.19, to make Other Revolving Loans to the Borrower.

“Other Revolving Loans” has the meaning assigned to such term in Section 2.19(a).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), including those incurred pursuant to any law primarily concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters, in each case in the ordinary course of business as conducted from time to time;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default;

(f)           easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           Liens on property or assets of the Borrower or any Subsidiary existing on the Closing Date granted pursuant to agreements existing on the Closing Date and listed on Schedule 2; provided that such Liens shall secure only those obligations that they secure on the Closing Date and any obligations arising under such agreements after the Closing Date (and permitted extensions, renewals, and refinancings thereof to the extent that the amount of such obligations secured by such Liens is not increased, except in accordance with the then current terms of such agreements);

(h)           purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time);

(i)           Liens arising out of Capital Lease Obligations, so long as such Liens attach only to the property being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(j)           any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time;

(k)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(l)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(m)           licenses of intellectual property granted in the ordinary course of business;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(p)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(q)           Liens arising from precautionary UCC financing statements regarding operating leases;

(r)           Liens on Equity Interests in Joint Ventures held by the Borrower or a Subsidiary securing obligations of such Joint Venture;

(s)           Liens on securities that are the subject of fully collateralized repurchase agreements with a term of not more than 30 days for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Japan or the European Union (or by any agency of any thereof to the extent such obligations are backed by the full faith and credit of such jurisdiction), in each case maturing within one year from the date of acquisition thereof, and entered into with any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(t)           Liens in favor of customers or suppliers of the Borrower or any Subsidiary on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under or securing obligations in connection with supply agreements;

(u)           Liens that arise by operation of law for amounts not yet due;

(v)           existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;

(w)           existing and future Liens in favor of the Borrower’s bonding company covering materials, contracts, receivables, and other assets which are related to, or arise out of, contracts which are bonded by that bonding company in the ordinary course of the Borrower’s business as conducted from time to time;

(x)           Liens on Equity Interests in and assets of project finance Subsidiaries of the Borrower or Subsidiaries of the Borrower to secure project finance related Indebtedness;

(y)           customary Liens on securities accounts of the Borrower in favor of the securities broker with whom such accounts are maintained, provided that (i) such Liens arise in the ordinary course of business of the Borrower, as applicable, and such broker pursuant to such broker’s standard form of brokerage agreement; (ii) such securities accounts are not subject to restrictions against access by the Borrower; (iii) such Liens secure only the payment of standard fees for brokerage services charged by, but not financing made available by, such broker and such Liens do not secure Indebtedness for borrowed money; and (iv) such Liens are not intended by the Borrower to provide collateral to such broker;

(z)           cash collateral securing reimbursement obligations with respect to letters of credit issued to secure liabilities of the Borrower or any Subsidiary incurred in the ordinary course of business; and

(aa)           other Liens so long as the outstanding principal amount of the obligations secured by such Liens does not exceed (in the aggregate) $10,000,000 at any one time.

“Person” means an individual, partnership, corporation, association, limited liability company, unincorporated organization, trust or Joint Venture, or a governmental agency or political subdivision thereof.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA then, or at any time during the past five years, sponsored, maintained or contributed to (or to which there is or was an obligation to contribute) on behalf of employees of the Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum determined from time to time by the Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Reference Banks” means Deutsche Bank AG, The Bank of Tokyo – Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A. or such other leading banks as may be appointed by the Agent and approved by the Borrower.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Class Lenders” means at any time, in respect of any Class, Lenders that have Loans outstanding and unused Revolving Credit Commitments of such Class representing more than 50% of the sum of all Loans outstanding and unused Revolving Credit Commitments of such Class; provided that the Loans and unused Revolving Credit Commitments of any Defaulting Lender or Exiting Lender shall be disregarded in the determination of the Required Class Lenders at any time.

“Required Lenders” means at any time, Lenders that have Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding and unused Revolving Credit Commitments; provided that the Revolving Loans and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Review Period” has the meaning assigned to such term in Section 2.20(b).

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Lender, (a) the commitment of such Lender to make Revolving Loans hereunder as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) any Incremental Revolving Credit Commitment of such Lender.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.

“Revolving Credit Maturity Date” means September 27, 2013.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.  Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” with respect to any Person, means:

(i)           any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary” means, unless the context otherwise requires, a Subsidiary of the Borrower.

“Substitute Basis” has the meaning set forth in Section 2.20(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, similar charges or withholdings imposed by any Governmental Authority.

“Tech Credit Agreement” means that certain First Amended and Restated Purchase Agreement, dated November 1, 2010, between SunPower North America LLC and Technology Credit Corporation, as amended on January 25, 2011 and April 18, 2011.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of Revolving Credit Commitments, as in effect at such time.  The initial Total Revolving Credit Commitment as of the Closing Date is $275,000,000.

“Transactions” means, collectively, the execution, delivery and performance by the Borrower of the Loan Documents, the making of the Borrowings hereunder, and the use of proceeds thereof in accordance with the terms hereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Agent.

SECTION 1.02.         Classification of Revolving Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”).  Borrowings may also be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).

SECTION 1.03.         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.         Effectuation of Transactions.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05.         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith) as determined by the Borrower in good faith, as in effect from time to time; provided that, to the extent set forth in clause (c) of the definition of “GAAP”, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower hereby agrees that any election pursuant to FASB Statement No. 159 (The Fair Value Option for Financial Assets and Financial Liabilities) shall be disregarded for purposes of Section 5.02 and Section 5.12.

ARTICLE II

The Credits

SECTION 2.01.         Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.  Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b)           Each Lender having an Incremental Revolving Credit Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment.  Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans.

SECTION 2.02.         Revolving Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same

Type made by the Lenders ratably in accordance with their applicable Revolving Credit Commitments.  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Credit Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.  The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) in an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Revolving Credit Commitments.

(b)           Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).

(c)           At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

SECTION 2.03.         Requests for Borrowing.  (a)  In order to request a Revolving Credit Borrowing, the Borrower shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand, electronic mail, or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery, electronic mail, or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBO Rate Borrowing, three (3) Business Days before a proposed Revolving Credit Borrowing (or such later time on such Business Day as shall be acceptable to the Agent) and (B) in the case of an ABR Borrowing, one (1) Business Day before a proposed Revolving Credit Borrowing (or such later time as shall be acceptable to the Agent and each Lender).  Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i)             the aggregate amount of the requested Revolving Credit Borrowing;

(ii)            the date of the Revolving Credit Borrowing, which shall be a Business Day;

(iii)           whether the Revolving Credit Borrowing then being requested is to be an Incremental Revolving Credit Borrowing, and whether such Revolving Credit Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(iv)           in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            the location and number of the Borrower’s account to which funds are to be disbursed;

provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Revolving Credit Borrowing shall comply with the requirements set forth in Section 2.02 and Section 2.04.

(b)           If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of the Borrowing Request in accordance with this Section 2.03 (but in any event on the same day such Borrowing Request is received by the Agent), the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Credit Borrowing.

SECTION 2.04.         Funding of Borrowings.  (a)  Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.

(b)           Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on the date of such Borrowing in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the

Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.05.         Type; Interest Elections.  (a)  Revolving Loans shall initially be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert all or any portion of any Revolving Credit Borrowing (subject to the minimum amounts for Revolving Credit Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Revolving Credit Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05.  The Borrower may elect different options with respect to different portions of the affected Revolving Credit Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Revolving Credit Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Credit Borrowing.

(b)           To make an election pursuant to this Section 2.05, the Borrower shall notify the Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion or continuation.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail, or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)           if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default of the type set forth in clause (a) or (b) of Article VII (without giving effect to any grace period set forth therein) has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.

SECTION 2.06.         Termination and Reduction of Commitments.  (a)  The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date and as set forth in Section 2.20.

(b)           Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time, (iii) the Borrower may condition a notice of termination of all of the Revolving Credit Commitments upon the effectiveness of a replacement financing, and (iv) the Borrower may condition a notice of termination of the Revolving Credit Commitments (or, if applicable, the Revolving Credit Commitments of the Exiting Lenders) upon the consummation of a Change in Control.

(c)           Each reduction in the Revolving Credit Commitments hereunder, other than a reduction resulting from the termination of Exiting Lenders’ Revolving Credit Commitments in connection with a Change in Control Amendment, shall be made ratably among the non-Exiting Lenders in accordance with their respective Revolving Credit Commitments.  The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of termination of the Revolving Credit Commitments (or the Exiting Lenders’ Revolving Credit Commitments, as the case may be), all accrued and unpaid Commitment Fees relating to the same but excluding the date of such termination.

SECTION 2.07.         Repayment of Revolving Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to each Lender, through the Agent, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08.         Optional Prepayment of Revolving Loans.  (a)  Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Revolving Credit Borrowing in whole or in part without premium or penalty (but subject to Section 2.14); provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)           The Borrower shall notify the Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment.  Each such notice shall be irrevocable (except in the case of a repayment in full of all of the Obligations, which may be conditioned upon the effectiveness of a new financing) and shall specify the prepayment date and the principal amount of each Revolving Credit Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Revolving Credit Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Credit Borrowing shall be in an amount that would be permitted in the case of a Revolving Credit Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Credit Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Credit Borrowing; provided that any prepayments made to Exiting Lenders in connection with a termination of their Revolving Credit Commitments shall be applied ratably to the applicable Revolving Loans of such Exiting Lenders.  Prepayments shall be accompanied by accrued interest as required by Section 2.11 and any prepayment of LIBO Rate Loans shall be subject to the provisions of Section 2.14; provided, however, that in the case of a prepayment of an ABR Revolving Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Revolving Loan.

SECTION 2.09.         Mandatory Prepayment of Revolving Loans.  (a)  In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings, together with accrued interest thereon, accrued Fees and all other amounts payable to the Lenders hereunder.

(b)           If as a result of any partial reduction of the Revolving Credit Commitments (including any such reduction pursuant to Section 2.20) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.

SECTION 2.10.         Fees.  (a)  The Borrower agrees to pay to each Lender (other than a Defaulting Lender), through the Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Revolving Credit Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the

Revolving Credit Commitments of such Lender shall expire or be terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated as provided herein.

(b)           The Borrower agrees to pay to the Agent, for its own account, the agency fees set forth in the Fee Letters, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon (the “Agent Fees”).

(c)           All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders.

SECTION 2.11.         Interest.  (a)  The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Revolving Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default referred to in paragraphs (a), (b), (f), and (g) of Article VII, at the written request of the Required Lenders, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.  Payment or acceptance of the increased rates of interest provided for in this Section 2.11(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

(d)           Accrued interest on each Loan shall be payable to the applicable Lenders, through the Agent, in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a)           the Agent determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Loans comprising such Borrowing are not generally available in the London interbank market;

(b)           the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(c)           the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBO Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request for an ABR Borrowing.  In the event that the Agent shall give such a notice, the Borrower and the Agent (in consultation with the Lenders) shall promptly enter into negotiations in good faith with a view to agreeing on an alternative basis acceptable to the Borrower and the Lenders for the interest rate which shall be applicable to future LIBO Rate Borrowings.

SECTION 2.13.         Increased Costs.  (a)  If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)            impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount the Lender reasonably determines to be material, then, following delivery of the certificate contemplated by paragraph (c) of this Section, within fifteen

(15) days after demand the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for (i) any Taxes, which shall be dealt with exclusively pursuant to Section 2.15,  (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its lending office for the Revolving Loans or any political subdivision thereof, (iii) any increased cost in respect of which a Lender is entitled to compensation under any other provision of this Agreement, (iv) any payment to the extent that it is attributable to the requirement of any Governmental Authority which regulates a Lender or its holding company which is imposed by reason of the quality of such Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority, or (v) any increased cost arising by reason of a Lender voluntarily breaching any lending limit or other similar restriction imposed by any provision of any relevant law or regulation after the introduction thereof).

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (excluding, for purposes of this Section, any such increased costs resulting from any change to the extent that it is attributable to the requirement of any Governmental Authority which regulates a Lender or its holding company which is imposed by reason of the quality of such Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority) other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will within fifteen (15) days after demand pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.         Break Funding Payments.  In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan or the conversion of the Interest Period with respect to any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall not include loss of profit or margin and shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.15.         Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section), the Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law.  If at any time the Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, the Borrower shall promptly notify the relevant Lender and the Agent upon becoming aware of the same.  In addition, each Lender or the Agent shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which the Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes (or related penalties, interest, or additions to tax) were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify the Agent, within ten (10) days after written demand therefor, for the full amount of any Excluded Taxes paid by the Agent on behalf of such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Lender by the Agent shall be conclusive absent manifest error.

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)           (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times as reasonably requested by the Borrower or the Agent, such properly completed and executed documentation as reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate.

(ii)           Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower (with a copy to the Agent), on or prior to the date on which such Lender becomes a party hereto, two duly signed, properly completed copies of whichever of the following is applicable:

(A)	in the case of a Lender that is not a Foreign Lender, IRS Form W-9;

(B)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)
in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)
in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D), (F) and (G) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners;

(F)
if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; or

(G)
any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)           Thereafter and from time to time, each Foreign Lender shall, if it is legally eligible to do so, (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of the forms or certificates described in Section 2.15(f)(ii)(A), (B), (C), (D) or (E) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (2) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(g)           If the Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall reimburse to the Borrower such amount as the Agent or such Lender determines to be the proportion (but not more than 100%) of such refund as will leave the Agent or such Lender (after that reimbursement) in no better or worse position in respect of the worldwide liability for Taxes or Other Taxes of the Agent, or such Lender (including in each case its Affiliates) than it would have been if no such indemnity had been required under this Section.  This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.16.         Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(b)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(d)           If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(a), 2.16(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e)           Except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Revolving Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Revolving Credit Commitments (or, if such Revolving Credit Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans).

SECTION 2.17.         Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           In the event (i) any Lender requests compensation under Section 2.13, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender becomes a Defaulting Lender or an Exiting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18.         Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist and until such notice is given by such Lender, the Borrower shall only request ABR Borrowings from such Lender.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Revolving Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.19.         Increase in Commitments.     (a)       The Borrower may, by written notice to the Agent from time to time, request Incremental Revolving Credit Commitments and/or Other Revolving Credit Commitments in an aggregate amount not to exceed the Incremental Revolving Credit Amount from one or more Incremental Lenders, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld).  Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments or Other Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Revolving Credit Amount), (ii) the date on which such Incremental Revolving Credit Commitments or Other Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Agent) and (iii) whether the Borrower is requesting Incremental Revolving Credit Commitments or commitments to make revolving loans with terms different from the Revolving Loans (“Other Revolving Loans”).

(b)           The Borrower may seek Incremental Revolving Credit Commitments and/or Other Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the approval of the Agent (which approval shall not be unreasonably withheld), additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith.  The Borrower and each Incremental Lender shall execute and deliver to the Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment or the Other Revolving Credit Commitments, as applicable, of such Incremental Lender.  Each Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Revolving Loans or Other Revolving Loans to be made thereunder; provided that, without the prior written consent of all Lenders, the final maturity of any Other Revolving Loans shall be no earlier than the Revolving Credit Maturity Date.

(c)           The Applicable Rate with respect to any Incremental Revolving Loans shall be the same as the Applicable Rate for the existing Revolving Loans and the Applicable Rate with respect to any Other Revolving Loans shall not be greater than the Applicable Rate for the existing Revolving Loans; provided that the Applicable Rate of the existing Revolving Loans may be increased (but may not be decreased) to equal the Applicable Rate for such Incremental Revolving Loans or such Other Revolving Loans to satisfy the requirements of this paragraph (c).  The other terms of any Incremental Revolving Loans shall be the same as the terms of the other Revolving Loans. The other terms of any Other Revolving Loans and the Incremental Revolving Credit Assumption Agreement in respect thereof, to the extent not consistent with the terms applicable to the Revolving Loans hereunder, shall otherwise be reasonably satisfactory to the Agent and, to the extent that such Incremental Revolving Credit Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrower or are more favorable to the Lenders making such Other Revolving Loans, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Revolving Loans remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Revolving Credit Assumption Agreement.  The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Credit Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments or Other Revolving Credit Commitments evidenced thereby as provided for in Section 9.02.  Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 2.20.         Change in Control.  (a)  If a Change in Control occurs prior to expiration or termination of the Revolving Credit Commitments, the Borrower shall promptly so notify the Agent, who shall promptly give notice thereof to each of the Lenders (with a copy to the Borrower).  Upon the Agent giving such notice, (i) the Revolving Credit Commitments shall be suspended until the effectiveness of a Change in Control Amendment, if any, in accordance with this Section 2.20, and (ii) the Agent (in consultation with the Lenders) and the Borrower may enter into negotiations in good faith with a view to agreeing on a revised basis for making Loans available to the Borrower hereunder consistent with terms and conditions and market practice for similarly situated borrowers (a “Substitute Basis”).

(b)           If, before the expiration of thirty (30) days from the date of such notice from the Agent (the “Review Period”), the Borrower and the Required Lenders shall agree on a Substitute Basis, then the Agent shall promptly so notify the Lenders.  Each Lender must then notify the Agent within five days whether such Lender will participate in future Loans made under a Substitute Basis or be an Exiting Lender, and agrees that it will be deemed to be an Exiting Lender if it does not provide such notice to the Agent on a timely basis.  Within the later of (i) five days of receipt by the Agent of such notifications from all of the Lenders and (ii) the expiration of the Review Period (the “Change in Control Amendment Date”), the Borrower, the Agent and each non-Exiting Lender shall enter into a Change in Control Amendment and such other documentation as the Agent shall reasonably specify to evidence the Substitute Basis and revised terms and conditions, in each case in form and substance satisfactory to the Borrower, the Agent and each Lender party thereto.  If the Borrower and the Required Lenders do not agree on a Substitute Basis before the end of the Review Period, then (i) the Agent shall so notify the Lenders, (ii) the Borrower shall prepay all principal, interest, Fees and other amounts relating to the Loans within five days of the end of the Review Period, and (iii) all of the Revolving Credit Commitments shall automatically be terminated on such date.

(c)           Each Lender shall be entitled to agree or decline to participate in its sole discretion in future Loans made under a Substitute Basis. On the Change in Control Amendment Date and as a condition to the effectiveness of any Change in Control Amendment, each Exiting Lender shall (i) have its Revolving Credit Commitment terminated or be replaced as a Lender pursuant to and in accordance with Section 2.17(b) and (ii) receive payment in full of all amounts then outstanding in respect of principal, interest, Fees and other amounts relating to its Loans, whether pursuant to Section 2.17(b) or otherwise. Upon the effectiveness of any Change in Control Amendment (i) this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Change in Control Amendment, evidenced thereby as provided for in Section 9.02, and (ii) each Exiting Lender shall no longer be a party to this Agreement.

(d)           Nothing in this Section 2.20 shall limit or otherwise modify (i) the obligation of the Borrower to satisfy all of its Obligations on the Revolving Credit Maturity Date or (ii) the rights and remedies of the Agent and the Lenders under Article VII.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Agent and each of the Lenders that:

SECTION 3.01.         Organization; Powers.  The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. All of the Subsidiaries of the Borrower and their jurisdictions of organization, in each case, as of the Closing Date, are identified in Schedule 3.  Schedule 3 correctly illustrates the corporate organizational structure of the Borrower and each Subsidiary and sets forth the ownership interest of the Borrower and each Subsidiary in each Subsidiary as of the Closing Date.

SECTION 3.02.         Authorization; Enforceability.  The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational action of the Borrower.  Each Loan Document has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03.         Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower, (c) will not violate or result in a default under any other material indenture, agreement or other instrument binding upon the Borrower its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

SECTION 3.04.         Financial Condition.  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended January 2, 2011, reported on by PricewaterhouseCoopers LLP, independent public accountants

(collectively, the “Historical Financial Statements”).  Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

SECTION 3.05.         Properties.  The Borrower has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.         Litigation.  Except as disclosed in the Borrower’s filings with the SEC from time to time, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.07.         Compliance with Laws and Agreements; Licenses and Permits.  The Borrower is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.         Investment Company Status.  The Borrower is not an “investment company” as defined in, and is not required to be registered under, the Investment Company Act of 1940.

SECTION 3.09.         Taxes.  The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.         ERISA.  No ERISA Event has occurred and is continuing or is reasonably expected to occur that either on its own or, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11.         Material Agreements.  The Borrower is not is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in any material agreement to which it is a party, except where such default would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.         Federal Reserve Regulations.  (a)  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.13.         USA PATRIOT Act and Other Regulations.  To the extent applicable, the Borrower is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act.

SECTION 3.14.         Joint Ventures.  Except as disclosed in the Borrower’s filings with the SEC from time to time, as of the Closing Date the Borrower owns no Equity Interest in any Joint Venture.

SECTION 3.15.         Disclosure.  No exhibit, report or other writing furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date it was dated (or if not dated, so delivered); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Agent and the Lenders recognize and acknowledge that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

ARTICLE IV

Conditions

The obligations of the Lenders to make Revolving Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.         All Credit Events.  On the date of each Borrowing (each such event being called a “Credit Event”):

(a)           The Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b)           The representations and warranties set forth in Article III hereof (other than Section 3.04) and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(c)           At the time of and immediately after such Credit Event, no (i) Event of Default, or (ii) event or condition that would constitute an Event of Default described in Sections (a), (b), (f), (g) or (h) of Article VII  but for the requirement that notice be given or time elapse or both, has occurred and is continuing or would result from such issuance, extension or increase, shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02.         Closing Date.  On the Closing Date:

(a)           Credit Agreement and other Loan Documents.  The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) any promissory notes requested by a Lender pursuant to Section 2.07, and (iii) the Fee Letters signed on behalf of the Borrower.

(b)           Legal Opinion.  The Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of counsel for the Borrower in the form of Exhibit G.

(c)           USA PATRIOT Act.  The Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(d)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Agent shall have received (i) a certificate of the Borrower, dated the Closing Date and executed by its Secretary or Assistant Secretary or an Officer, which shall (A) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents by the Borrower, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of the

Borrower authorized to sign the Loan Documents, and (C) contain appropriate attachments, including the certificate or articles of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its by-laws, and (ii) a good standing certificate for the Borrower dated the Closing Date or a recent date prior to the Closing Date satisfactory to the Agent from the Borrower’s jurisdiction of organization.

(e)           Closing Date Certificate.  The Agent shall have received an executed Closing Date Certificate, together with all attachments thereto, signed by the chief financial officer of the Borrower, dated the Closing Date.

(f)           Fees. The Lenders and the Agent shall have received all fees required to be paid on or before the Closing Date.

(g)           Financial Statements.  The Agent shall have received the Historical Financial Statements.

(h)           Comfort Letter.  The Lenders and the Agent shall have received a comfort letter from Total S.A. in the form set forth on Exhibit H.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees that, until the Revolving Credit Commitments have expired or been terminated and the Revolving Loans have been repaid in full:

SECTION 5.01.         Financial Statements and Other Information.  The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a)           within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” explanatory note or any similar qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants set forth in Section 5.02;

(d)           promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(e)           written notice of the occurrence of an Event of Default, which notice shall be given within five (5) Business Days after the actual knowledge of an officer of the Borrower of such occurrence, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof.

Anything required to be delivered pursuant to clauses (a) or (b) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such reports, or provides a link thereto, on the Borrower’s website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.

SECTION 5.02.         Financial Covenant.  At all times from and after the Closing Date, the Borrower shall maintain a ratio of gross Financial Indebtedness to EBITDA for the four immediately preceding completed fiscal quarters of the Borrower of not more than 4.5 to 1.0 at the end of any fiscal quarter of the Borrower.  As used herein, the term “gross Financial Indebtedness” means at any time the aggregate Financial Indebtedness of the Borrower and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)).

SECTION 5.03.         Existence; Conduct of Business.  The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger, consolidation or other transaction.

SECTION 5.04.         Maintenance of Properties.  The Borrower will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.         Compliance with Laws.  The Borrower will comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.         Use of Proceeds.  The proceeds of the Revolving Loans will be used only for the purposes specified in the introductory statement to this Agreement or, in the case of Incremental Revolving Loans, in the applicable Incremental Revolving Credit Assumption Agreement.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X.

SECTION 5.07.         Insurance.  The Borrower will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies).  The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.         Retirement of Existing Facilities.  Within ten (10) Business Days of the Closing Date the Borrower shall pay in full and terminate, or cause one or more of its Affiliates to pay in full and terminate, each of the Existing Facilities and provide reasonably satisfactory evidence of such payment and termination to the Agent.

SECTION 5.09.         Books and Records.  The Borrower will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.

SECTION 5.10.         Inspection Rights.  The Borrower will permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to pay for more than one such visit by the Agent per fiscal year.

SECTION 5.11.         Payment of Taxes, Etc.  The Borrower will pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

SECTION 5.12.         Minimum Consolidated Liquidity.  The Borrower shall have on the last day of each fiscal quarter, on a consolidated basis, unrestricted cash and cash equivalents plus short-term investments plus all unused Revolving Credit Commitments, all in an aggregate amount not less than $100,000,000.

ARTICLE VI

Limitation on Liens

The Borrower covenants and agrees that, until the Revolving Credit Commitments have expired or been terminated and the Revolving Loans have been repaid in full, neither the Borrower nor any Material Subsidiary shall create or suffer to exist any Lien on (a) any of its accounts receivable or the resulting credit balances arising from the factoring of accounts receivables, except for Liens granted under the Tech Credit Agreement, on accounts receivable in an aggregate amount not to exceed $50,000,000 at any time and the resulting credit balances arising from the factoring of such accounts receivable, or (b) any of its other assets or properties, except in any case for Permitted Encumbrances.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)           the Borrower shall fail to pay any interest, fee or other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made by the Borrower (or any of its officers or other representatives) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made (unless, if the circumstances giving rise to such misrepresentation or breach of warranty are capable of being remedied, the Borrower remedies such circumstances within thirty (30) days after receipt of notice to the Borrower from the Agent specifying such inaccuracy);

(d)           the Borrower shall fail to perform or observe any term, covenant, or agreement contained herein on its part to be performed or observed (other than a failure to comply with any term or condition contained in Section 5.02 or Article VI) if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or the Required Lenders, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, the Borrower has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice to the Borrower from the Agent or the Required Lenders specifying such failure;

(e)           (1)  the Borrower shall fail to make any payment when the same becomes due and payable with respect to any Material Indebtedness, and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or (iii) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(f)           the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Borrower or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or any Material Subsidiary under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Material Subsidiary, or ordering the winding up or liquidation of the affairs of the Borrower or any Material Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(g)           the commencement by the Borrower or any Material Subsidiary of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Borrower or any Material Subsidiary to the entry of a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Borrower or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by the Borrower or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Borrower or any Material Subsidiary or of any substantial part of the property of, or the making by the Borrower or any Material Subsidiary of an assignment for the benefit of creditors, or the admission by the Borrower or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or any Material Subsidiary in furtherance of any such action;

(h)           failure by the Borrower or any Material Subsidiary to pay final non-appealable judgments, which (i) remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and (ii) would have a Material Adverse Effect;

(i)            an ERISA Event occurs which results in the imposition or granting of security, or the incurring of a liability that individually and/or in the aggregate has or would have a Material Adverse Effect; or

(j)            the Borrower fails to perform the covenant contained in Section 5.02 or the covenant contained in Article VI;

then, and in every such event (other than an event described in clause (f) or (g) of this Article VII), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments and thereupon the Revolving Credit Commitments shall terminate immediately and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event described in clause (f) or (g) of this Article VII, the Revolving Credit Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender.  Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In the event of any Event of Default specified in clause (e) of the preceding paragraph of this Article, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Agent or the Lenders if, within ten (10) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured to the satisfaction of the holders thereof.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 5.02 and an Event of Default shall occur and be continuing pursuant to clause (i) above, the Borrower may within twenty (20) days subsequent to the date of such breach elect to issue equity securities for cash, and upon the receipt with thirty days after such election by the Borrower of such cash (the “Cure Amount”), Section 5.02 shall be recalculated giving effect to the following pro forma adjustments:

(i)             EBITDA shall be increased, solely for the purpose of measuring the performance under Section 5.02 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)            If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 5.02 (and shall deliver to the Agent a pro forma certificate of a Financial Officer demonstrating such compliance), the Borrower shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for the purposes of this Agreement;

provided that (i) no more than three such equity contributions may be made after the Closing Date, and (ii) no Indebtedness repaid with the proceeds of any such equity contribution shall be deemed repaid for purposes of determining compliance with Section 5.02 on the last day of the fiscal period for which the Cure Amount was received.

ARTICLE VIII

The Agent

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except, subject to the last paragraph of this Article VIII, discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor, which shall be another Lender; provided that during the existence and continuation of an Event of Default, no consent of the Borrower shall be required.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to Borrower.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.         Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to the Borrower, to SunPower Corporation at:

77 Rio Robles
San Jose, CA 95134
Attention: Dennis V. Arriola, Chief Financial Officer
Facsimile : 408-240-5417
Email: Dennis.Arriola@SunPowerCorp.com

with a copy (which shall not constitute notice) to:

77 Rio Robles
San Jose, CA 95134
Attention: General Counsel
Facsimile: 408-240-5400

(ii)           if to the Agent, to Crédit Agricole Corporate and Investment Bank at:

1301 Avenue of the Americas
New York, NY 10019
Attention: Agnes Castillo
Telecopy No.: 917-849-5463 or 917-849-5456
Email: Agnes.Castillo@ca-cib.com

(iii)           if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

(b)           All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(e) unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.         Waivers; Amendments.  (a)  No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent may enter into (A) an amendment to effect the provisions of Section 2.19(b) upon the effectiveness of any Incremental Revolving Credit Assumption Agreement and (B) a Change in Control Amendment under Section 2.20, or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Borrower, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender; it being understood that the waiver of any Event of Default or mandatory prepayment shall not constitute an increase of any Revolving Credit Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, Fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Sections 2.08(b), 2.16(b) or 2.16(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section 9.02, the definition of “Required Lenders”, the definition of “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) change any of the provisions of Section 2.20 or the definition of “Change in Control” without the written consent of each Lender, or (G) waive any conditions precedent set out in Article IV in respect of any Credit Event without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.  The Agent may without the consent of any Lender also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Notwithstanding the foregoing, with the consent of the Borrower and the Required Lenders, this Agreement (including Sections 2.08(b), 2.16(b) and 2.16(e)) may be amended (x) to allow the Borrower to prepay Revolving Loans on a non-pro rata basis in connection with offers made to all the Lenders pursuant to procedures approved by the Agent and (y) to allow the Borrower to make loan modification offers to all the Lenders that, if accepted, would (A) allow the maturity and scheduled amortization of the Revolving Loans of the accepting Lenders to be extended, (B) increase the Applicable Rates and/or Fees payable with respect to the Revolving Loans and Revolving Credit Commitments of the accepting Lenders and (C) treat the modified Revolving Loans and Revolving Credit Commitments of the accepting Lenders as a new class of Revolving Loans and Revolving Credit Commitments for all purposes under this Agreement.

(c)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then (x) the Agent may elect to purchase all (but not less than all) of (1)  such Lender’s Revolving Credit Commitments, the corresponding Revolving Loans owing to it and all of its rights and obligations hereunder and under the other Loan Documents in respect thereof or (2) such Lender’s Revolving Credit Commitments, the Revolving Loans owing to it and all of its rights and obligations hereunder and under the other Loan Documents, provided that the Borrower shall pay to such Non-Consenting Lender on the day of such purchase all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.13 and 2.15 and an amount, if any, equal to the payment which would have been due to such Lender on the day of such purchase under Section 2.14 had the Revolving Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the Agent or (y) the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement by the Borrower, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Revolving Loans due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Revolving Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.  Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04.  If any Lender does not promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, then the Agent or the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation relating to such assignment on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d)           The Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

(e)           Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Revolving Credit Commitments of such Class unless the Required Class Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Class Lenders of such Class shall have concurred with such waiver or modification.

SECTION 9.03.         Expenses; Indemnity; Damage Waiver.  (a)  The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent (including the fees and expenses of Linklaters LLP as special counsel to the Lenders to the extent previously agreed) in connection with the preparation, execution, delivery and administration of the Loan Documents.

(b)           The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable and documented fees and expenses of counsel), but excluding Taxes which shall be dealt with exclusively pursuant to Section 2.15 above, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(d)           To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Revolving Loan or the use of the proceeds thereof.

SECTION 9.04.         Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more commercial banks, savings banks, financial institutions or other institutional investors all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required (1) for an assignment to an Eligible Assignee or (2) if an Event of Default has occurred and is continuing, and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Revolving Loans to Persons identified by the Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower; and

(B)           the Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Revolving Loans, the amount of the Revolving Credit Commitment or the principal amount of Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall be in a minimum amount of at least $5,000,000 unless each of the Borrower and the Agent otherwise consent;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent (or, if previously agreed with the Agent, manually); and

(D)           the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Borrower or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 (subject to the requirements of Section 2.15) and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, or principal amount of, and any interest on, the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.16(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04.

(vi)           By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption,

(ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i)  Any Lender may sell participations to one or more commercial banks, savings banks or other financial institutions or, with the consent of the Borrower (so long as no Event of Default is outstanding and continuing), other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X, and (E) neither the Borrower nor any of its Affiliates shall be a Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each participant’s interest in the Revolving Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(f) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent fifteen (15) Business Days after the date notice thereof (which notice shall specify such fifteen-day notice period described herein) has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifteenth Business Day.

SECTION 9.05.         Survival.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in ‘PDF’ format by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.         Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower.  The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.         Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

(b)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.

(d)            To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.09(e) AND

EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 9.10.         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.11.         Confidentiality.  The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its businesses, or the Transactions other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.12.         Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Revolving Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.13.         USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

SECTION 9.14.         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNPOWER CORPORATION

by
/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Executive Vice President and Chief Financial Officer

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, individually and as Agent by
/s/ Dianne M. Scott
Name: Dianne M. Scott
Title: Managing Director

by
/s/ Gary Herzog
Name: Gary Herzog
Title: Managing Director

Citicorp North America, Inc., as a Lender

by
/s/ David Mode
Name: David Mode
Title: Managing Director

HSBC Bank USA, National Association, as a Lender

by
/s/ Christopher Samms
Name: Christopher Samms
Title: Senior Vice President, #9426

Lloyds TSB Bank plc,, as a Lender

by
/s/ Karen Weich
Name: Karen Weich
Title: Vice Presdient W011

by
/s/ Susan Hay
Name: Susan Hay
Title: Senior Vice President H026

Royal Bank of Scotland plc, as a Lender

By
/s/ Andrew N. Taylor
Name: Andrew N. Taylor
Title: Vice President

Sovereign Bank, as a Lender

by
/s/ Alister Moreno
Name: Alister Moreno
Title: Global Banker

SCHEDULE 1

COMMITMENT SCHEDULE

Lender	Revolving Credit Commitment
Crédit Agricole Corporate and Investment Bank	$75,000,000
HSBC Bank USA, National Association	$50,000,000
Lloyds TBS Bank plc	$50,000,000
The Royal Bank of Scotland plc	$50,000,000
Sovereign Bank	$40,000,000
Citicorp North America, Inc.	$10,000,000
Total	$275,000,000

COMMITMENT SCHEDULE
(SunPower Corporation)

SCHEDULE II

PERMITTED ENCUMBRANCES

1.
Liens on approximately $500,000 of escrowed cash pursuant to that Agreement, dated April 27, 2009, by and between the Company and Addison Avenue Federal Credit Union, as amended on January 28, 2011, relating to residential solar loan guarantees.

2.
Liens on equipment pursuant to that Financing Agreement for the Development or Rehabilitation of Property in Milpitas California for Specified Solar Panel Manufacturing Purposes, dated February 1, 2011, between The Redevelopment Agency of the City of Milpitas and the Company.

3.
Liens on equipment pursuant to that Capital Equipment and Assistance Agreement, dated as of March 28, 2011, by and between The Redevelopment Agency of the City of San Jose, the City of San Jose and the Company.

4.
Liens in connection with the sale-leaseback arrangement, pursuant to the Master Lease Agreement dated as of June 26, 2009 by and among WF-SPWR I Solar Statutory Trust, Whippletree Solar, LLC, and the other Persons party thereto of certain solar power production projects and the related escrow of funds supporting the obligations of certain Subsidiaries thereunder;

5.
Liens in connection with an escrow by the Borrower in the amount of $2,400,000 in respect of the performance obligations of Greater Sandhill I, LLC (“GS”), an unaffiliated customer of the Borrower, under a Solar Energy Purchase Agreement between GS and Public Service Company of Colorado and related documentation;

6.	Escrow Agreement, dated August 24, 2007, between the Company and Norsun AS, as amended on June 25, 2008 and June 27, 2008; Escrow Increase Letters dated October 27, 2009 and January 26, 2010.

7.
Lien on approximately *** of escrowed cash pursuant to that Escrow Agreement for Security Deposits in Lieu of Retention by and between the *** and SunPower Corporation, Systems and dated March 24, 2011, in connection with that certain Design-Build Contract Photovoltaic Systems by and between the *** and SunPower Corporation, Systems and dated October 26, 2010.

8.
Liens pursuant to the First Amended and Restated Purchase Agreement, dated November 1, 2010, between SunPower North America LLC and Technology Credit Corporation, as amended on January 25, 2011 and April 18, 2011.

9.
Liens on property and equipment pursuant to the Mortgage Loan Agreement, dated May 6, 2010, by and among SunPower Philippines Manufacturing Ltd., SPML Land, Inc. and International Finance Corporation, as amended on November 2, 2010.

10.	Liens on equipment pursuant to Mortgage, dated September 26, 2008, between the SunPower Philippines Manufacturing Ltd. and Norsun A.S.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

PERMITTED ENCUMBRANCES
(SunPower Corporation)

SCHEDULE III

SUBSIDIARIES

Operating Subsidiaries	Jurisdiction of Incorporation	Shareholder	% Owned
SunPower Corporation, Systems (FKA PowerLight Corporation)	Delaware	Pluto Acquisitiion Company LLC	100%
SunPower Foundation	California	SunPower Corporation	N/A
SunPower North America, LLC (FKA SunPower North America, Inc.)	Delaware	SunPower Corporation	100%
Pluto Acquisition Company LLC	Delaware	SunPower Corporation	100%
Tilt Solar, LLC	California	SunPower Corporation, Systems	100%
SunPower Energy Systems Canada Corporation	Nova Scotia, Canada	SunPower Systems Sarl	100%
SunPower Corporation Mexico, S. de R.L. de C.V.	Mexico	SunPower Systems Sarl / SunPower Technology Ltd.	99% / 1%
Energy Ray Anonymi Energeiaki Etaireia (distinctive title Energy Ray Energeiaki)	Greece	SunPower Corporation Malta Holdings Ltd / SunPower Corporation UK Limited / SunPower Malta Limited / SunPower Systems Sarl	See footnote 1
SPWR Energias Renováveis Unipessoal, Ltda.	Portugal	SunPower Systems Sarl	100%
SPWR Solar Energeiaki Hellas Single Member EPE (distinctive title: SPWR Solar Hellas Single Member EPE)	Greece	SunPower Systems Sarl	100%
SunPower Corporation (Switzerland) Sarl	Switzerland	SunPower Technology Ltd.	100%
SunPower Energy Systems Spain, S.L.	Spain	SunPower Systems Sarl	100%
SunPower France SAS	France	SunPower Systems Sarl	100%

1 * Energy Ray Anonymi Energeiaki Etaireia ownership

•	SunPower Corporation Malta Holdings Limited - 885 shares with nominal value of €60 each and with value above par €540 each (total value €600 each) in the company

•	SunPower Corporation UK Ltd - 348 shares with nominal value of €60 each and with value above par €540 each (total value €600 each) in the company

•	SunPower Malta Limited -999 shares with nominal value of €60 each and of 5,208 shares with nominal value of €60 and with value above par €540 each (total value €600 each) of the company

•	SunPower Systems SARL - 1 share with nominal value of €60 and of 80 shares with nominal value of €60 each and with value above par €540 each (total value €600 each) of the company

SUBSIDIARIES
(SunPower Corporation)

Operating Subsidiaries	Jurisdiction of Incorporation	Shareholder	% Owned
Sunpower GmbH	Germany	SunPower Systems Sarl	100%
SunPower Italia S.r.l.	Italy	SunPower Systems Sarl	100%
SunPower Italy S.r.l.	Italy	SunPower Malta Limited	100%
SunPower Systems Sarl	Switzerland	SunPower Bermuda Holdings	100%
SunRay Italy S.r.l.	Italy	SunPower Malta Limited	100%
SunPower Corporation Malta Holdings Limited (formerly SunRay Malta Holdings Limited)	Malta	SunPower Bermuda Holdings / SunPower Systems Sarl	> 99% / < 1%
SunPower Management Services S.r.l. (FKA Perseo PV S.r.l.)	Italy	SunRay Italy S.r.l.	100%
SunPower Corporation UK Limited	UK	SunPower Malta Limited	100%
SunRay Project Management S.r.l.	Italy	SunPower Malta Limited	100%
SunPower Malta Limited (formerly SunRay Renewable Energy Limited)	Malta	SunPower Corporation Malta Holdings Ltd / SunPower Systems Sarl	> 99% / < 1%
SunPower Systems Belgium SPRL	Malta	SunPower Systems Sarl / SunPower Malta Limited	> 99% / < 1%
SunPower Corp Israel Ltd (formerly SunRay Israel Blue White Ltd)	Israel	SunPower Malta Limited	100%
SunPower Energy Systems (Pty) Ltd	South Africa	SunPower Malta Limited	100%
SunPower Energy Systems Korea	Korea	SunPower Systems Sarl	100%
SunPower Japan KK	Japan	SunPower Systems Sarl	100%
SunPower Solar Malaysia Sdn. Bhd.	Malaysia	SunPower Technology Ltd.	100%
SunPower Solar Singapore Pte. Ltd.	Singapore	SunPower Systems Sarl	100%
SunPower Solar India Private Limited	India	SunPower Systems Sarl / SunPower Malta Limited	> 99% / < 1%
SunPower Corporation Australia Pty. Ltd.	Australia	SunPower Systems Sarl	100%
SunPower Philippines Ltd. – Regional Operating Headquarters	Cayman Islands	SunPower Technology Ltd.	100%
SunPower Philippines Manufacturing Ltd.	Cayman Islands	SunPower Technology Ltd.	100%
SunPower Technology Ltd.	Cayman Islands	SunPower Bermuda Holdings	100%
SunPower Bermuda Holdings	Bermuda	SunPower Corporation / SunPower Corporation, Systems	90% / 10%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder	% Owned
SunPower Development Company	Delaware	SunPower Corporation	100%
Arizona Renewable Ventures, Inc.	Delaware	IDIT Inc.	100%
Arizona Solar Investments, Inc.	Delaware	IDIT Inc.	100%
High Plains Ranch I, LLC	Delaware	SunPower Corporation, Systems	100%
High Plains Ranch II, LLC	Delaware	SunPower Corporation, Systems	100%
High Plains Ranch III, LLC	Delaware	SunPower Corporation, Systems	100%
High Plains Ranch IV, LLC	Delaware	SunPower Corporation, Systems	100%
IDIT Inc.	Delaware	Solar Star XI, LLC	100%
Kalaeloa Solar Two, LLC	Delaware	SunPower Corporation, Systems	100%
Mack Meadow Solar Star, LLC	Delaware	SunPower Corporation, Systems	100%
Parrey, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Arizona I, LLC	Delaware	Whippletree Solar, LLC	100%
Solar Star Arizona II, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California IV, LLC (FKA Solar Star JCP I, LLC)	Delaware	SunPower Corporation, Systems	100%
Solar Star California VII, LLC	Delaware	Whippletree Solar, LLC	100%
Solar Star California VIII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XII, LLC	Delaware	Whippletree Solar, LLC	100%
Solar Star California XIII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XV, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XVI, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XVII, LLC	Delaware	Whippletree Solar, LLC	100%
Solar Star California XVIII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XIX, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XX, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XXI, LLC	Delaware	SunPower Corporation, Systems	100%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder	% Owned
Solar Star California XXII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XXIV, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XXV, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star California XXVI, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Colorado I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Colorado II, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Hawaii I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Hawaii II, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star HI Air, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Highland I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Koyo I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star MWHI I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star New Jersey III, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star New Jersey IV, LLC	Delaware	Whippletree Solar, LLC	100%
Solar Star Ohio I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star Rancho CWD I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas II, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas III, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas IV, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas V, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas VI, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas VII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas VIII, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Texas IX, LLC	Delaware	SunPower Corporation, Systems	100%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder	% Owned
Solar Star TJX I, LLC	Delaware	SunPower Corporation, Systems	100%
Solar Star XI, LLC (FKA Solar Star California XI, LLC)	Delaware	SunPower Corporation, Systems	100%
Solar Star YC, LLC	Delaware	Whippletree Solar, LLC	100%
SSSA, LLC	Delaware	SunPower Corporation, Systems	100%
SunPower Access I, LLC	Delaware	SunPower Corporation, Systems	100%
SunPower Commercial Finance I, LLC	Delaware	SunPower Corporation, Systems	100%
SunPower Residential I, LLC	Delaware	SunPower Corporation, Systems	100%
SunPower SolarProgram I, LLC	Delaware	SunPower Corporation, Systems	100%
Swingletree Operations, LLC	Delaware	SunPower Corporation	100%
Whippletree Solar, LLC	Delaware	SunPower Corporation	100%
Whirlwind Solar Star, LLC	Delaware	SunPower Corporation, Systems	100%
Aetolia Energy Site Anonymi Energeiaki Etaireia (distinctive title Aetolia Energeiaki Etaireia)	Greece	Aetolia Energy Site Malta Ltd / Successful Energy Solution Anonymi Energeiaki Etaireia	70% / 30%
Aetolia Energy Site Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
AlexSun 1 Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
AlexSun2 Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Almyros Energy Solution Anonymi Energeiaki Etaireia (distinctive title Almyros Energeiaki A.E.)	Greece	Almyros Energy Solution Malta Limited / Successful Energy Solution Anonymi Energeiaki Etaireia	70% / 30%
Almyros Energy Solution Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Altair Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Antares PV S.r.l.	Italy	SunPower Malta Ltd	100%
Ardeches Solaire – Draga 1	France	SunPower France SAS	100%
Auriga Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Bilancia PV S.r.l.	Italy	SunPower Malta Ltd	100%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder	% Owned
Calliope PV S.r.l.	Italy	SunPower Malta Ltd	100%
Casso Energia PV S.r.l.	Italy	SunPower Malta Ltd	100%
Castore Energia S.r.l.	Italy	SunPower Malta Ltd	100%
CeDiCe Rinnovabile Srl.	Italy	SunPower Malta Ltd	100%
Charente Maritime Solaire – St Leger 1 (dt Hemathia Successful A.E	France	SunPower France SAS	100%
Cikka Solar Srl	Italy	SunPower Malta Ltd	100%
Croce del Sud PV S.r.l.	Italy	SunPower Malta Ltd	100%
Delfino Energia Srl	Italy	SunPower Malta Ltd	100%
Emma Tra Energia Srl.	Italy	SunPower Malta Ltd	100%
Fenice PV Srl	Italy	SunPower Malta Ltd	100%
Floriana Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Galatea Solar S.r.l.	Italy	SunPower Malta Ltd	100%
Gemini Sun S.r.l.	Italy	SunPower Malta Ltd	100%
Ghadira S.r.l.	Italy	SunPower Malta Ltd	100%
Hemathia Successful Anonymi Energeiaki Etaireia (distinctive title Hemathia Successful A.E.)	Greece	Hemathia Successful Malta Limited / Successful Energy Solution Anonymi Energeiaki Etaireia	70% / 30%
Hemethia Successful Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Iliaka Parka Voreiou Ellados Anonymi Etaireia (distinctive title AlexSun2 S.A.)	Greece	AlexSun2 Malta Ltd	100%
Jackomelli Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Kozani Energy Anonymi Energeiaki Etaireia (distinctive title Kozani Energy S.A.)	Greece	Kozani Energy Malta Limited	100%
Kozani Energy Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Leon Solar S.r.l.	Italy	SunPower Malta Ltd	100%
Lira PV Srl	Italy	SunPower Malta Ltd	100%
Marte PV S.r.l.	Italy	SunPower Malta Ltd	100%
Megara Rinnovabile S.r.l.	Italy	SunPower Malta Ltd	100%
Mercurio PV S.r.l.	Italy	SunPower Malta Ltd	100%
Nettuno PV S.r.l.	Italy	SunPower Malta Ltd	100%
Orione PV S.r.l.	Italy	SunPower Malta Ltd	100%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder
Orsa Maggiore PV S.r.l. (sold 12/30/10)	Italy	SunPower Malta Ltd	100%
Orsa Minore PV S.r.l.	Italy	SunPower Malta Ltd	100%
Panormus S.r.l.	Italy	SunPower Malta Ltd	100%
Photovoltaic Park Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Photovoltaica Parka Voreiou Ellados Anonymi Etaireia (distinctive title AlexSun1 S.A.)	Greece	AlexSun1 Malta Ltd	100%
Photovotaica Parka Veroia Anonymi Etaireia (distinctive title Photovoltaica Parka Veroia S.A.)	Greece	Photovoltaic Park Malta Ltd	100%
Plutone PV Srl S.r.l.	Italy	SunPower Malta Ltd	100%
Porthos PV S.r.l.	Italy	SunPower Malta Ltd	100%
Ray of Success Anonymi Energeiaki Etaireia (distinctive title Ray of Success Energeiaki A.E.)	Greece	Ray of Success Malta Ltd / Successful Energy Solution Anonymi Energeiaki Etaireia	70% / 30%
Ray of Success Malta Limited	Malta	SunPower Malta Ltd / SunPower Corporation Malta Holdings Ltd	99% / 1%
Sagittario Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Sirio PV S.r.l.	Italy	SunPower Malta Ltd	100%
SP Cordobesa Malta Limited	Malta	SunPower Malta Ltd / SP Quintana Malta Ltd	99% / 1%
SP Quintana Malta Limited	Malta	SunPower Malta Ltd / SP Cordobesa Malta Ltd	99% / 1%
Stromboli Solar S.r.l.	Italy	SunPower Malta Ltd	100%
Trinacria Energia Rinnovabile S.r.l.	Italy	SunPower Malta Ltd	100%
Vega PV S.r.l.	Italy	SunPower Malta Ltd	100%
Venere PV S.r.l.	Italy	SunPower Malta Ltd	100%
Zeronovantuno Energia S.r.l.	Italy	SunPower Malta Ltd	100%
Beit Hagedi Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Brachya Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Ein Yahav Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Gilat Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Hatzeva Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Mivtachim Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Nevatim Green Energies Ltd	Israel	SunPower Malta Ltd	100%

SUBSIDIARIES
(SunPower Corporation)

Special Purpose Vehicles	Jurisdiction of Incorporation	Shareholder	% Owned
Nevatim Renewable Energies Ltd	Israel	SunPower Malta Ltd	100%
Patish (East) Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Patish (West) Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Rotem SunPower Ltd.	Israel	SunPower Malta Ltd	100%
Sgula (West) Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Sgula (East) Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Sun Israel Renewable Energy (3) Ltd (d/b/a Zruha Green Energies Ltd)	Israel	SunPower Malta Ltd	100%
SunRay Israel Renewable Energy (1) Ltd (d/b/a Urim Green Energies Ltd)	Israel	SunPower Malta Ltd	100%
SunRay Israel Renewable Energy (2) Ltd (d/b/a Urim Renewable Energies Ltd)	Israel	SunPower Malta Ltd	100%
SunRay Israel Renewable Energy (4) Ltd (d/b/a Zruha Renewable Energies Ltd)	Israel	SunPower Malta Ltd	100%
SunRay Israel Renewable Energy (5) Ltd (d/b/a Beit Hagedi Renewable Energies Ltd)	Israel	SunPower Malta Ltd	100%
SunRay Israel Renewable Energy (6) Ltd (d/b/a Gilat Renewable Energies Ltd)	Israel	SunPower Malta Ltd	100%
Talmey Bilu Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Talmey Eliyahu Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Teashur Green Energies Ltd	Israel	SunPower Malta Ltd	100%
Virgo Energia Srl	Israel	SunPower Malta Ltd	100%
Uterne Power Plant Pty. Ltd.	Australia	SunPower Corporation Australia Pty. Ltd.	100%

SUBSIDIARIES
(SunPower Corporation)

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Borrower:	SunPower Corporation

Agent Address:	Credit Agricole CIB	Return Form to:	Marisol Ortiz
	1301 Avenue of the Americas	Telephone:	212-261-3710
	New York NY 10019	Facsimile:	212-459-3172
	USA	E-mail: Marisol.Ortiz@ca-cib.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☐ Yes	☐ No
Coming in via Assignment	☐ Yes	☐ No

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance,  Mutual Fund,  Pension Fund,  Other Regulated Investment)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-mail Address:

ADMINISTRATIVE QUESTIONNAIRE
(SunPower Corporation)
***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:
Telephone:
Facsimile:
E-mail Address:

	Bid Contact	L/C Contact
Name:
Company:
Title:
Address:
Telephone:
Facsimile:
E-mail Address:

Lender’s Domestic Wire Instructions
Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions
Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions
Bank Name:	Credit Agricole CIB
ABA/Routing No.:	26008073
Account Name:	Loan Servicing Department
Account No.:	***
Attention:	Agnes Castillo
Reference:	[SunPower Corporation Revolving Credit Agreement][1]

2 CA-CIB to confirm.
ADMINISTRATIVE QUESTIONNAIRE
(SunPower Corporation)
***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Agent’s Operational Contacts (Loan Servicing – Principal, Interest, Fees etc.)
Agnes Castillo
Phone: 732-590-7799/7647
Fax: 917-849-5463 or 917-849-5456

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.  Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

ADMINISTRATIVE QUESTIONNAIRE
(SunPower Corporation)

***  CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which (and any other Loan Documents requested by the Assignee) is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate of [identify Lender]]

3.	Borrower:	SunPower Corporation

4.	Administrative Agent:	Crédit Agricole Corporate and Investment Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $275 million Revolving Credit Agreement dated as of September 27, 2011 by and among SunPower Corporation, the Lenders parties thereto from time to time and Crédit Agricole Corporate and Investment Bank, as Administrative Agent

ASSIGNMENT AND ASSUMPTION
(SunPower Corporation)

6.           Assigned Interest:

Facility Assigned	Aggregate Revolving Credit Commitment Amount for all Lenders	Amount of Revolving Credit Commitment Assigned	Percentage Assigned of Revolving Credit Commitment3
Revolving Credit Commitment	$_______________	$_______________	____________%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

3           Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitment of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION
(SunPower Corporation)

Consented to and Accepted:
Crédit Agricole Corporate and Investment Bank,
as Administrative Agent

By
Name:
Title:

Consented to:
SunPower Corporation,
as Borrower

By
Name:
Title:

ASSIGNMENT AND ASSUMPTION
(SunPower Corporation)

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Revolving Credit Agreement dated as of [_____], 2011 by and among SunPower Corporation, the Lenders parties thereto from time to time and Crédit Agricole Corporate and Investment Bank, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1        Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE

ASSIGNMENT AND ASSUMPTION
(SunPower Corporation)

PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

ASSIGNMENT AND ASSUMPTION
(SunPower Corporation)

EXHIBIT C

FORM OF FINANCIAL OFFICER’S CERTIFICATE

THE UNDERSIGNED FINANCIAL OFFICER (TO HIS OR HER KNOWLEDGE AND IN HIS OR HER CAPACITY AS A FINANCIAL OFFICER OF SUNPOWER CORPORATION, A DELAWARE CORPORATION, AND NOT INDIVIDUALLY) HEREBY CERTIFIES ON BEHALF OF SUNPOWER CORPORATION AS OF THE DATE HEREOF THAT:

1.           I am the duly elected [Title] of SunPower Corporation, a Delaware corporation (the “Borrower”);

2.           This financial officer’s certificate (this “Certificate”) is delivered pursuant to Section 5.01(c) of that certain Revolving Credit Agreement dated as of September 27, 2011, (the “Credit Agreement”), by and among the Borrower, the financial institutions listed as Lenders therein and Crédit Agricole Corporate and Investment Bank, as administrative agent.  All capitalized terms used and not otherwise defined herein have the meanings given to them in the Credit Agreement.

3.           I have no knowledge of the existence of any Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth below].

[ ____________________________________________________ ]

[Set forth on a separate attachment to this Certificate is a description of what action the Borrower has taken, is taking, or proposes to take with respect to each such Event of Default specified in the previous paragraph.]

4.           Set forth on a separate attachment to this Certificate are calculations demonstrating compliance as of ____, 20__ with the requirements set forth in Section 5.02 of the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

FINANCIAL OFFICER CERTIFICATE
(SunPower Corporation)

IN WITNESS WHEREOF, this Certificate has been executed as of ________________.

By:
Name:
Title:

FINANCIAL OFFICER CERTIFICATE
(SunPower Corporation)

EXHIBIT D

FORM OF CLOSING DATE CERTIFICATE

SUNPOWER CORPORATION - OFFICER’S CERTIFICATE

I, Dennis Arriola, hereby certify that I am the duly elected, qualified and acting Executive Vice President and Chief Financial Officer of SunPower Corporation, a Delaware corporation (the “Corporation”), and solely in my capacity as an officer of the Corporation and not in my individual capacity, do hereby certify as follows:

1.
Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation of the Corporation, together with any and all amendments thereto, as in effect on the date hereof.  Such Certificate of Incorporation has not been amended, modified, rescinded or changed in any respect since the date the resolutions referred to in paragraph 4 below were adopted, and is in full force and effect on and has not been amended or superseded as of the date hereof.

2.
Attached hereto as Exhibit B are true, correct and complete copies of the Certificate of Good Standing of the Corporation, certified by the Secretary of State of the State of Delaware and the Certificate of Status of the Corporation, certified by the Secretary of State of the State of California.

3.
Attached hereto as Exhibit C is a true, correct and complete copy of the By-Laws of the Corporation, together with any and all amendments thereto (the “By-Laws”), and such Bylaws have not been amended, modified, rescinded or changed in any respect since the date the resolutions referred to in paragraph 4 below were adopted, and are in full force and effect on and have not been amended or superseded as of the date hereof.

4.
Attached hereto as Exhibit D are true, correct and complete copies of certain resolutions duly adopted by the Board of Directors of the Corporation in a special meeting on September 26, 2011, approving the terms of, and authorizing entry into the Loan Documents (as defined in the Credit Agreement, defined in paragraph 4).  Such resolutions are the only resolutions of the Board of Directors of the Corporation related to the subject matter thereof and such resolutions have not been amended, modified or rescinded and remain in full force and effect.

5.
The Revolving Credit Agreement, dated as of September 27, 2011 (the “Credit Agreement”), by and among the Corporation, the financial institutions listed as Lenders therein, and Crédit Agricole Corporate and Investment Bank, as administrative agent, as executed and delivered by the Corporation, is in substantially the form approved by a proper officer of the Corporation, as designated by the Board of Directors, in accordance with the resolutions approved by the Board of Directors with respect thereto and referred to in paragraph 4 above.

6.
Attached hereto as Exhibit E is a true, correct and complete copy of an incumbency certificate, executed by the Assistant Secretary of the Corporation, certifying the signatures of the Executive Vice President/Chief Financial Officer and Vice President/Treasurer of the Corporation on and as of the date thereof.

7.	The representations and warranties contained in Article III of the Credit Agreement are correct on and as of the date hereof.

OFFICER CERTIFICATE
(SunPower Corporation)

8.
Since January 2, 2011, there has been no development or event which has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

9.
Each person who, as an officer of the Corporation, signed the Credit Agreement or any other document delivered in connection with the Credit Agreement or the transactions contemplated thereby, was duly elected or appointed, qualified and acting as such officer at the respective times of the signing and delivery thereof and was duly authorized to sign such document on behalf of the Corporation, and the signature of each such person appearing on each such document is the genuine signature of such officer.

[SIGNATURE PAGE FOLLOWS]

OFFICER CERTIFICATE
(SunPower Corporation)

IN WITNESS WHEREOF, I have hereunto set my hand as of ________, 2011.

By:
Name:	Dennis V. Arriola
Title:	Executive Vice President and Chief Financial Officer, SunPower Corporation

OFFICER CERTIFICATE
(SunPower Corporation)

EXHIBIT E

FORM OF BORROWING REQUEST

Pursuant to that certain Revolving Credit Agreement dated as of September 27, 2011, as amended, supplemented or otherwise modified to the date hereof (said Revolving Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SunPower Corporation, a Delaware corporation (the “Borrower”), the financial institutions listed as Lenders therein (the “Lenders”), and Crédit Agricole Corporate and Investment Bank, as Administrative Agent (the “Agent”), this represents Borrower’s request to borrow as follows:

1.	Date of borrowing: _____________, 20__

2.	Amount of borrowing: $_____________

3.	Lenders:

[  ] a.           The Revolving Lenders
[  ] b.          Other Revolving Lenders

4.	Type of Loans:

[  ] a.          Revolving Loans
[  ] b.          Incremental Revolving Loans
[  ] c.          Other Revolving Loans

5.	Interest rate option:

[  ] a.           ABR Loans
[  ] b.           LIBO Rate Loans with an initial Interest Period of _____ month(s)

The proceeds of such Loans are to be deposited in Borrower’s account at [the Agent][see attached].
The undersigned officer (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) and Borrower certify that:

The representations and warranties set forth in Article III of the Credit Agreement (other than Section 3.04) and in each other Loan Document is true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

As of the date hereof, no Event of Default, or event or condition that would constitute an Event of Default described in Sections (a), (b),  (f) or  (g) of Article VII  of the Credit Agreement but for the requirement that notice be given or time elapse or both, has occurred and is continuing or would result from such issuance, extension or increase, shall have occurred and be continuing.

[SIGNATURE PAGE FOLLOWS]
BORROWING REQUEST
(SunPower Corporation)

IN WITNESS WHEREOF, this Borrowing Request has been executed as of ________________.

SUNPOWER CORPORATION

By:
Name:
Title:

BORROWING REQUEST
(SunPower Corporation)

EXHIBIT F

FORM OF PROMISSORY NOTE

$_____________	_______________, 20__
San Jose, California

FOR VALUE RECEIVED, SunPower Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [_______________________] (the “Lender”) the principal sum of ___________________________ ($        ) or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the office of such Lender designated for payment (the “Payment Office”), on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in the Credit Agreement.

This Note is issued pursuant to and is entitled to the benefits of the Credit Agreement, dated as of September 27, 2011, among the Borrower, the lenders from time to time party thereto (including the Lender), and Crédit Agricole Corporate and Investment Bank, as the Administrative Agent (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”).  As provided in the Credit Agreement, this Note is subject to mandatory repayment prior to the Revolving Credit Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

PROMISSORY NOTE
(SunPower Corporation)

SUNPOWER CORPORATION

By:
Name:
Title:

Name:
Title:

PROMISSORY NOTE
(SunPower Corporation)

EXHIBIT G

FORM OF OPINION

September 27, 2011

To:          The Lenders and the Agent under
the Credit Agreement (as defined below)

Re:  SunPower Corporation Revolving Credit Agreement

Ladies/Gentlemen:

We have acted as special New York counsel to SunPower Corporation, a Delaware corporation (the “Company”) in connection with the Revolving Credit Agreement, dated as of September 27, 2011 (the “Credit Agreement”), among the Company, Crédit Agricole Corporate and Investment Bank, as lender and as administrative agent (the “Agent”), and the financial institutions party thereto (collectively, the “Lenders”).

This opinion letter is delivered to you at the request of the Company and pursuant to Section 4.02(b) of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions.  We have examined, among other documents, the following:

(1) an executed copy of the Credit Agreement;

(2)  a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware on September 14, 2011 and certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(3) the Bylaws of the Company, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(4) a copy of a certificate, dated September 27, 2011, of the Secretary of State of the State of Delaware as to the existence and good standing of the Company in the State of Delaware as of such date;

(5) a Certificate of Status – Foreign Corporation dated September 15, 2011, of the Secretary of State of the State of California as to the qualification to transact intrastate business of the Company in the State of California as of such date; and

OPINION
(SunPower Corporation)

  the Officer’s Certificate of the Company delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit A (the “Officer’s Certificate”).

Each of the good standing certificates described in items (4) and (5) above is referred to herein as a “Good Standing Certificate.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Credit Agreement and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of the Company with its covenants and agreements contained therein.  In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein.  With respect to the opinions expressed in clause (i) in paragraph (a) below and clauses (ii) and (iv) of paragraph (b) below, our opinions are limited (x) to our actual knowledge, if any, of the specially regulated business activities and properties of the Company based solely upon an officer’s certificate in respect of such matters and without any independent investigation or verification on our part and (y) to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a) The Company is duly formed and existing in good standing under the laws of the State of Delaware.  The Company has the corporate power and authority (i) to conduct its business substantially as described in the Officer’s Certificate of the Company and (ii) to enter into and to incur and perform its obligations under the Credit Agreement.

(b) The execution and delivery to the Lender by the Company of the Credit Agreement and the performance by the Credit Agreement of its obligations thereunder, (i) have been authorized by all necessary corporate action by the Company, (ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America any filing or registration by the Company with, or approval or consent to the Company of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by the Company of its obligations under certain covenants contained in the Credit Agreement, (iii) do not contravene any provision of the Certificate of Incorporation or By-laws of the Company, and (iv)  do not violate any present law, or present regulation of any governmental agency or authority, of the State of New York, the State of Delaware, or the United States of America applicable to the Company or its property.

(c) The Credit Agreement has been duly executed and delivered on behalf of the Company.

(d) The Credit Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) The borrowings by the Company under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

OPINION
(SunPower Corporation)

(f) The Company is not required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications and limitations:

(A) Our opinions in paragraph (d) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of the Credit Agreement may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not affect the validity as against the Company of the Credit Agreement as a whole and the Credit Agreement contains adequate provisions for enforcing payment of the obligations governed thereby and otherwise for the practical realization of the principal benefits provided by the Credit Agreement, in each case subject to the other qualifications contained in this letter.

(B) We express no opinion as to the enforceability of any provision in the Credit Agreement:

(i) establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by applicable law;

(ii) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iii) providing that any person or entity may exercise set-off rights other than with notice and otherwise in accordance with and pursuant to applicable law;

(iv) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;

(vi) waiving any rights to trial by jury;

(vii) purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(viii) purporting to create a trust or other fiduciary relationship;

(ix) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Credit Agreement;

(x) giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;

OPINION
(SunPower Corporation)

(xi) providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xii) granting or purporting to create a power of attorney, and we express no opinion as to the effectiveness of any power of attorney granted or purported to be created under the Credit Agreement; or

(xiii) providing for liquidated damages, make-whole or other prepayment premiums or similar payments, default interest rates, late charges or other economic remedies to the extent a court were to determine that any such economic remedy is not reasonable and therefore constitutes a penalty.

(C) Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

(D) We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under the Credit Agreement to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law.

(E) For purposes of our opinions in paragraphs (a) and (b) above, we have assumed that the Company’s obligations under the Credit Agreement are, and would be deemed by a court of competent jurisdiction to be, necessary or convenient to the conduct, promotion or attainment of the Company’s business.

(F) To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the parties to the Credit Agreement (other than the Company) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, such parties, and (ii) that such documents constitute legal, valid and binding obligations of, the parties to the Credit Agreement (other than the Company).

(G) For purposes of the opinions set forth in paragraph (e) above, we have assumed that (i) the Lender has not and will not have the benefit of any agreement or arrangement (excluding the Credit Agreement) pursuant to which any extensions of credit to the Company are directly or indirectly secured by "margin stock" (as defined under the Margin Regulations), (ii) neither the Lender nor any of its affiliates has extended or will extend any other credit to the Comapny directly or indirectly secured by margin stock, and (iii) the Lender has not relied and will not rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Credit Agreement, as to which we express no opinion.

OPINION
(SunPower Corporation)

(H) The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York and, (ii) to the extent relevant to the opinions expressed in paragraphs (a) and (b) above, the General Corporation Law of the State of Delaware, in each case as currently in effect.

(I) Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.  This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware.

(J) The opinions expressed herein are solely for the benefit of the addressees hereof and of any other person or entity becoming a Lender under the Credit Agreement, in each case above, and your assignees referred to below in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity; provided that Lender may disclose this opinion letter to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings; or (ii) the officers, employees, auditors and professional advisers of any addressee.  At your request, we hereby consent to reliance hereon by any future assignee of your interest in the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.04 of the Credit Agreement, on the condition and understanding that (x) this opinion letter speaks only as of the date hereof, (y) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware and (z) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

JONES DAY

OPINION
(SunPower Corporation)